Exhibit 99.1
Contacts: Linda Baddour +910 772 6999 linda.baddour@wilm.ppdi.com
Steve Smith +910 772 7585 stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS RECORD NEW AUTHORIZATIONS AND

ACHIEVES STRONG EARNINGS GROWTH

WILMINGTON, NC, October 15, 2003—PPD, Inc. (Nasdaq: PPDI) reported financial and operating results for its third quarter ended September 30, 2003.

Under U.S. generally accepted accounting principles, or GAAP, PPD recorded third quarter net revenue of $179.5 million, an increase of 14 percent over net revenue of $157.3 million for the third quarter of 2002. Income from operations was $38.6 million, an increase of 39 percent from the third quarter of 2002. Third quarter 2003 income from operations includes a $5.7 million gain on the sale of assets and a $1.9 million charge related to the restructuring of the discovery business. Third quarter 2003 earnings per diluted share was $0.44, compared to earnings per diluted share of $0.33 for the same period last year. Third quarter 2003 earnings per diluted share of $0.44 includes a non-cash charge of $0.8 million related to impairment of an equity investment.

Net revenue for the third quarter of 2003, excluding reimbursed out-of-pockets of $12.9 million, was $166.6 million, an increase of 14 percent over the third quarter of 2002 presented on the same basis. Third quarter 2003 income from operations, excluding the gain on the sale of assets and the restructuring charge, was $34.8 million, an increase of 25 percent over the same period in the previous year. Excluding the gain on asset sales, the restructuring charge, and the non-cash impairment charge, third quarter 2003 earnings per diluted share was $0.41, an increase of 24 percent over the same period last year.

PPD believes the presentation of the non-GAAP financial measures in the above paragraph is useful to investors because it more accurately reflects the results of our operations by presenting revenue and expenses directly attributable to services we provide, and because it provides similar information for period-to-period comparisons.

New business authorizations for the third quarter of 2003 were a record $288.2 million. Net days sales outstanding year-to-date was 42 days. At September 30, 2003, PPD had $174.8 million in cash and minimal debt.

PPD Announces Third Quarter 2003 Earnings

“In what many view as a challenging environment, PPD signed record new business which evidences our continued commitment to quality and meeting our client’s needs,” stated Fred Eshelman, chief executive officer of PPD. “While I am pleased with this quarter’s results, PPD intends to remain focused on execution at the operational level as we move forward with our strategy to drive future growth.”

PPD also announced today that it is modifying revenue guidance for 2003. Net revenue, excluding reimbursed out-of-pocket expenses, for the full year 2003 is expected to be in the range of $665 - $670 million, compared to a previous range of $690-$700 million. Earnings guidance for the fourth quarter 2003 remains unchanged at $0.44 - $0.46 per diluted share.

Commenting on guidance, Fred Eshelman stated, “As you know, we had two quarters earlier this year with new authorizations short of plan. This has resulted in the revision of our revenue guidance for 2003. Based on this quarter’s record authorizations, increased bidding opportunities and other current information, we are not changing earnings guidance for the fourth quarter 2003.”

PPD will conduct a live conference call and audio Webcast tomorrow, October 16, 2003, at 9:00 a.m. ET to discuss its third quarter 2003 results. To access the Webcast, please visit http://www.ppdi.com and follow the directions on PPD’s Investors page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +800 915 4836, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 5,600 professionals in 27 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including revenue and earnings guidance for the full year 2003, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions in the pharmaceutical, biotechnology and medical device industries; outsourcing trends in the pharmaceutical, biotechnology and medical device industries; risks associated with acquisitions and investments, such as impairments; competition within the outsourcing industry; dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Net revenue:	2003	2002	2003	2002
Development	$164,007	$142,261	$481,493	$394,046
Discovery sciences	2,589	3,742	12,808	14,243
Reimbursed out-of-pockets	12,919	11,281	40,061	31,144

Total net revenue	179,515	157,284	534,362	439,433
Direct costs:
Development	79,419	68,273	232,422	189,505
Discovery sciences	1,387	1,936	6,395	6,197
Reimbursable out-of-pocket expenses	12,919	11,281	40,061	31,144

Total direct costs	93,725	81,490	278,878	226,846
Research and development	1,487	2,959	8,573	7,282
Selling, general and administrative	42,552	38,925	124,119	112,215
Depreciation	6,479	5,968	20,233	17,064
Amortization	472	194	1,191	630
Gain on sale of assets	(5,716)	—	(5,738)	—
Restructuring charges	1,917	—	1,917	—

Income from operations	38,599	27,748	105,189	75,396
Impairment of equity investments	(773)	—	(9,373)	(32,006)
Other income, net	963	818	2,462	3,519

Income before income taxes	38,789	28,566	98,278	46,909
Provision for income taxes	13,964	10,284	35,446	26,879

Income before equity in net loss of investee	24,825	18,282	62,832	20,030
Equity in net loss of investee, net of income taxes	—	—	—	105

Net income	$24,825	$18,282	$62,832	$19,925

Net income per share:
Basic	$0.44	$0.33	$1.13	$0.37

Diluted	$0.44	$0.33	$1.12	$0.36

Weighted average number of shares outstanding:
Basic	55,874	55,233	55,712	54,510

Diluted	56,334	55,721	56,236	55,154

PPD, Inc.

Non-GAAP Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

Excluding the impairment of equity investments, gain on sale of assets,

restructuring charges and reimbursed out-of-pockets.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2003	2002	2003	2002
Net revenue:
Development	$164,007	$142,261	$481,493	$394,046
Discovery sciences	2,589	3,742	12,808	14,243

Total net revenue	166,596	146,003	494,301	408,289
Direct costs:
Development	79,419	68,273	232,422	189,505
Discovery sciences	1,387	1,936	6,395	6,197

Total direct costs	80,806	70,209	238,817	195,702
Research and development	1,487	2,959	8,573	7,282
Selling, general and administrative	42,552	38,925	124,097	112,215
Depreciation	6,479	5,968	20,233	17,064
Amortization	472	194	1,191	630

Income from operations	34,800	27,748	101,390	75,396
Other income, net	963	818	2,462	3,519

Income before income taxes	35,763	28,566	103,852	78,915
Provision for income taxes	12,875	10,284	37,447	28,879

Income before equity in net loss of investee	22,888	18,282	66,405	50,036
Equity in net loss of investee, net of income taxes	—	—	—	105

Net income	$22,888	$18,282	$66,405	$49,931

Net income per share:
Basic	$0.41	$0.33	$1.19	$0.92

Diluted	$0.41	$0.33	$1.18	$0.91

Weighted average number of shares outstanding:
Basic	55,874	55,233	55,712	54,510

Diluted	56,334	55,721	56,236	55,154

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$174,802	$181,224
Accounts receivable, net	$139,190	$125,027
Unbilled services, net	$83,671	$74,909
Working capital	$218,583	$187,696
Total assets	$753,787	$692,120
Unearned income	$107,847	$114,494
Long-term debt, including current portion	$7,641	$8,406
Shareholders’ equity	$520,839	$440,337